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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Sunrise Telecom Incorporated:

  We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2000, except as to Note 15, which is as of April 22, 2000, with respect to the consolidated balance sheets of Sunrise Telecom Incorporated and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of net income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in Sunrise Telecom Incorporated's Registration Statement on Form S-1 (File No. 333-32070) as amended July 12, 2000.

/s/ KPMG LLP

Mountain View, California
August 8, 2000